EXHIBIT 10(o)


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
Oxford Superconducting Technology        600 Milik Street                Telephone (732) 541-1300
www.oxford-instruments.com               P.O. Box 429                    Fax       (732) 541-7769
                                         Carteret, NJ 07008-0429         ken.marken@ost.oxinst.com
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October 23, 2002


Dan Rooney, President
SCI Engineered Materials
1145 Chesapeake Ave.
Columbus, OH  43212

Dear Dan:

Oxford Superconducting Technology has received a Financial Assistance Award from the U.S. Department of Energy for the purpose of carrying out the work plan detailed in our joint SPI proposal "Cost Effective Open Geometry HTS MRI System". SCI Engineered Materials is a partner in this project.

This letter  represents an agreement between Oxford  Superconducting  Technology
(OST) and SCI Engineered Materials (SCI) under which SCI will provide materials and technical consulting for use in this project. This agreement is effective as of the date June 28, 2002 (the start of the Financial Assistance Award for this Project), and will continue until May 31, 2003. This agreement is subject to renewal for additional materials and services provided that the underlying US-DOE Financial Assistance Award is extended. (The Award is approved through May 31, 2005, but funding is allocated for one year periods.)

SCI will perform tasks according to the Statement of Work and Schedule described in our proposal, which includes providing to OST up to 30 kg of BSCCO-2212 powder for use in development and fabrication of tape. SCI will provide technical consultation, attend project meetings, and provide reports pertaining to the Project referenced above. SCI will also purchase equipment as covered in the original proposal and cost estimate. This will be done by SCI at an estimated cost of $263,471. This expense shall be shared equally between OST, through its agreement with US-DOE, and SCI (50% each). This shall result in SCI paying $131,736. The remaining $131,736 will be reimbursed to SCI by OST, provided SCI carries out the proposed tasks and submits a brief technical report summarizing progress along with invoices sent to OST.

SCI will submit quarterly invoices to OST which will itemize costs of the materials and services for the project. OST will invoice DOE for 50% of the invoiced amount. Once OST has received payment from DOE, OST will pay SCI the 50% share of the invoiced amount.


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Please  indicate your  agreement to the foregoing by executing and returning one of the duplicate originals of this Agreement.

Sincerely,

/s/ Ken Marken

Ken Marken
HTS Program Manager



AGREED by SCI Engineered Materials


Signed /s/ Daniel Rooney

Date 11/19/02




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